Exhibit 5.9

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=================================================================



                      CLASS C LIQUIDITY AGREEMENT


                     Dated as of February 15, 1996

                               between

                              USAIR, INC.,

                              as Company,

        WESTDEUTSCHE LANDESBANK GIROZENTRALE, NEW YORK BRANCH,

                          as Liquidity Provider

                                  and

                         WILMINGTON TRUST COMPANY,

                            as Collateral Agent

=================================================================


                                Relating to

          $65,800,000 8.93% Class C Enhanced Equipment Notes

















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                        TABLE OF CONTENTS
                                                           Page

                            ARTICLE I.

                            DEFINITIONS

Section 1.01.  Certain Defined Terms........................  1

                            ARTICLE II.

               AMOUNT AND TERMS OF THE COMMITMENT

Section 2.01.  The Advances.................................  5

Section 2.02.  Making the Advances..........................  6
Section 2.03.  Fees.........................................  8
Section 2.04.  Reduction or Termination of the Commitment...  8
Section 2.05.  Repayment of Advances; Compensation..........  9
Section 2.06.  Application of Provider Advances.............  9
Section 2.07.  Book Entries.................................  9
Section 2.08.  Renewal of the Commitment and Extension
                   of the Termination Date;
                   Non-extension Advance.................... 10

                           ARTICLE III.

                    OBLIGATIONS OF THE COMPANY

Section 3.01.  Increased Costs.............................. 10
Section 3.02.  Capital Adequacy............................. 11
Section 3.03.  Payments Free of Deductions.................. 12
Section 3.04.  Payments..................................... 12
Section 3.05.  Computations................................. 13
Section 3.06.  Payment on Non-Business Days................. 13
Section 3.07.  Interest..................................... 13
Section 3.08.  Security..................................... 14

                           ARTICLE IV.

                      CONDITIONS PRECEDENT

Section 4.01.  Conditions Precedent to Effectiveness........ 14
Section 4.02.  Conditions Precedent to Borrowing............ 16









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                           ARTICLE V.

                           COVENANTS

Section 5.01.  Affirmative Covenants of the Company......... 16
Section 5.02.  Negative Covenants of the Company............ 17
Section 5.03.  Covenants of the Liquidity Provider.......... 17
Section 5.04.  Covenant of the Collateral Agent............. 17

                            ARTICLE VI.

                           MISCELLANEOUS

Section 6.01.  Amendments, Etc.............................. 18
Section 6.02.  Notices, Etc................................. 18
Section 6.03.  No Waiver.................................... 19
Section 6.04.  Further Assurances........................... 19
Section 6.05.  Indemnification.............................. 19
Section 6.06.  Liability of the Liquidity Provider.......... 20
Section 6.07.  Costs, Expenses and Taxes.................... 21
Section 6.08.  Binding Effect; Participations............... 22
Section 6.09.  Severability................................. 23
Section 6.10.  GOVERNING LAW................................ 23
Section 6.11.  Execution in Counterparts.................... 23
Section 6.12.  Entirety..................................... 23
Section 6.13.  Headings..................................... 23
Section 6.14.  LIQUIDITY PROVIDER'S OBLIGATION
                   TO MAKE ADVANCES......................... 23
Section 6.15.  Exculpation of Collateral Agent.............. 23


EXHIBIT A   Expected Reductions in Commitment
ANNEX I     Interest Advance Notice of Borrowing
ANNEX II    Downgrade Advance Notice of Borrowing
ANNEX III   Non-extension Advance Notice of Borrowing


















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                    CLASS C LIQUIDITY AGREEMENT

     This CLASS C LIQUIDITY AGREEMENT, dated as of February 15, 1996 between USAIR, INC., a Delaware corporation (the "Company"), WESTDEUTSCHE LANDESBANK GIROZENTRALE, a universal bank organized under the laws of Germany, acting through its New York Branch (the "Liquidity Provider"), and WILMINGTON TRUST COMPANY, a Delaware banking corporation ("Wilmington Trust"), as Collateral Agent (the "Collateral Agent").

                      W I T N E S S E T H :

     WHEREAS, pursuant to the Class C Indenture (such term and all other capitalized terms used in these recitals having the meanings set forth or referred to in Section 1.01 hereof), the Company is issuing the Class C Notes;

     WHEREAS, the Company, in order to support the timely payment of a portion of the interest on the Class C Notes in accordance with their terms, has requested the Liquidity Provider to enter into this Agreement, providing for the Collateral Agent to request that advances be made hereunder; and

     WHEREAS, concurrently herewith the Company, the Liquidity Provider, the Collateral Agent and each Indenture Trustee have entered into the Collateral Agency Agreement pursuant to which, among other things, the Company has granted a security interest in the Collateral to the Collateral Agent to secure the Secured Obligations of the Company, including, without limitation, the Liquidity Obligations hereunder.

     NOW, THEREFORE, in consideration of the premises, the parties hereto agree as follows:


                            ARTICLE I.

                            DEFINITIONS

     Section 1.01. Certain Defined Terms. As used in this Agreement and unless otherwise expressly indicated, or unless the context clearly requires otherwise, all capitalized terms used herein and not defined in this Section 1.01 shall have the respective meanings set forth in Appendix A to the Collateral Agency Agreement dated as of February 15, 1996 among the Company,



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Wilmington Trust as Class A Indenture Trustee, Class B Indenture
Trustee and Class C Indenture Trustee, the Liquidity Provider as Class A Liquidity Provider, Class B Liquidity Provider and
Class C Liquidity Provider and Wilmington Trust as Collateral Agent. For purposes of this Agreement, the following terms shall have the meanings indicated:

     "Acceleration Advance" means an advance made pursuant to
Section 2.02(e).


     "Advance" means an Interest Advance, a Provider Advance or an Acceleration Advance.

     "Applicable Margin" means two percent per annum.

     "Available Liquidity Commitment" means, from time to time, the Commitment minus the amount of all Advances outstanding at the time.

     "Borrowing" means the making of Advances.

     "Business Day" means (i) for all purposes other than as covered by clause (ii) below, any day except Saturday, Sunday and any day which shall be in New York, New York or Wilmington, Delaware a legal holiday or a day on which banking institutions are authorized or required by law or other government action to be closed and (ii) with respect to all notices and determinations in connection with, and payments of principal of and interest on, LIBOR Advances, any day which is a Business Day described in clause (i) above and which is also a day for trading by and between banks in the London interbank Eurodollar market.

     "Commitment" means as of the date of determination, the Required Amount in respect of the Class C Notes on such date. The amount of the Commitment, assuming that all expected principal payments are made and no redemptions of the Class C Notes occur, is set forth in Exhibit A.

     "Cost of Funds" means a rate of interest equal to the cost to the Liquidity Provider, as reasonably determined by it, of funding itself during the relevant period of a Cost of Funds
Advance.

     "Cost of Funds Advance" means any advance made pursuant to this Agreement as to which there is interest payable computed with reference to the Cost of Funds.

     "Downgrade Advance" means an advance made pursuant to
Section 2.02(c).



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     "Effective Date" has the meaning specified in Section 4.01.

     "Interest Advance" means, as the case may be, (i) an advance made pursuant to Section 2.02(b) or (ii), with effect from the date of such application, that portion of a Provider Advance applied by the Collateral Agent from the Cash Collateral Account in accordance with the Collateral Agency Agreement to the payment of interest on the Class C Notes.

     "Interest Period" means:

          (i) in the case of a LIBOR Advance, a period of one, two, three or six months, as the case may be, as more particularly specified in this Agreement, provided that if any Interest Period relating to a LIBOR Advance begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last Business Day of such calendar month. If any Interest Period would otherwise expire on a day which is not a Business Day, such Interest Period shall expire on the succeeding Business Day, provided that if such Interest Period relates to a LIBOR Advance, and if such succeeding Business Day would occur in the succeeding calendar month, such Interest Period shall expire on the preceding Business Day. Each Interest Period shall commence on the date of the relevant Advance or the last day of the preceding Interest Period. No Interest Period for a LIBOR Advance shall extend beyond the next Payment Date, and unless otherwise agreed by the Liquidity Provider no Advance will be a LIBOR Advance if such advance is made or renewed less than one month prior to a Payment Date; and

        (ii) in the case of a Cost of Funds Advance, such period as may be agreed between the Borrower and the Liquidity Provider, provided that if no such agreement is made, such Interest Period shall be successive periods of one day.

     "Lending Office" means the lending office of the Liquidity Provider, presently located at 1211 Avenue of the Americas, New York, New York, or such other lending office as the Liquidity Provider from time to time shall notify the Company (with a copy to the Collateral Agent) as its lending office hereunder.

     "LIBOR" means, for any Interest Period, an interest rate per annum equal to the rate per annum obtained by dividing (i) (A) the rate per annum at which deposits in U.S. dollars for a period equal to such Interest Period are offered in the London interbank market as set forth on Telerate page 3750 at 11:00 A.M. (London time) two Business Days before the first day of such Interest Period, or if such page on such service ceases to display such information, such other page as may replace it on that service for the purpose of displaying such information (the "Telerate Rate"), or (B) if the Telerate Rate is unavailable for any reason, the rate of interest at which deposits in U.S. dollars for a similar period are offered in the London interbank market as quoted on Reuters Screen page "LIBOR" at 11:00 A.M. (London time) two Business Days before the first day of such Interest Period, or if such page on such screen ceases to display such information, such other page as may replace it on that screen for the purpose of displaying such information, by (ii) a percentage equal to 100% minus the Eurodollar Reserve Percentage (as defined below) for such period, rounded upward to the nearest multiple of 1/16 of 1% per annum if such rate is not such a multiple. If at least two such offered rates appear on the Telerate page 3750 or the Reuters Screen page "LIBOR", as applicable, LIBOR shall be the arithmetic mean of such offered rates. The "Eurodollar Reserve Percentage" for any period means the reserve percentage applicable during such period under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or, if more than one such percentage shall be so applicable, the daily average of such percentages for those days in such period during which any such percentage shall be so applicable) for determining the maximum reserve requirement (including, but not limited to, any emergency, supplemental or other marginal reserve requirement) for the Liquidity Provider in respect of liabilities or assets consisting of or including Eurocurrency liabilities (as that term is defined in Regulation D of the Board of Governors of the Federal Reserve System as in effect from time to time) having a term equal to such Interest Period.

     "LIBOR Advance" means any advance made pursuant to this Agreement as to which there is interest payable computed with reference to LIBOR, except, unless otherwise agreed by the Company and the Liquidity Provider, any Downgrade or Non-Extension Advance.

     "Liquidity Obligations" means all obligations of the Company to the Liquidity Provider under this Agreement, including, without limitation, obligations to pay fees, to repay advances, to pay interest and to pay indemnities, compensation costs and expenses.

     "Non-extension Advance" means an advance made pursuant to
Section 2.02(d) hereof.

     "Notice of Borrowing" has the meaning specified in Section
2.02(f).

     "Other Liquidity Agreements" means the Class B Liquidity
Agreement and the Class C Liquidity Agreement, each among the parties hereto and dated as of the date hereof.

     "Provider Advance" means a Downgrade Advance or a Non-extension Advance.

     "Termination Date" means February 14, 1997 or such later date to which the termination of the Commitment may be extended pursuant to the terms hereof.

     "Unused Commitment" means at any time of determination an amount equal to (i) the Commitment at such time less (ii) the aggregate amount of all Advances outstanding at such time.


                            ARTICLE II.
                AMOUNT AND TERMS OF THE COMMITMENT

     Section 2.01. The Advances. The Liquidity Provider agrees, on the terms and conditions hereinafter set forth, to make Advances from time to time on any Business Day during the period from the Effective Date until 5:00 p.m. New York time on the Termination Date in an aggregate amount not to exceed at any time outstanding the Commitment. Within the limits of the Commitment, the amount of Advances made and reimbursed hereunder will be available for future Advances.

     Section 2.02. Making the Advances. (a) The Company hereby irrevocably appoints the Collateral Agent as its attorney-in-fact with full authority in the place and stead of the Company and in the name of the Company or otherwise, from time to time in the Collateral Agent's discretion, to complete and deliver from time to time one or more Notices of Borrowing (as defined herein) and direct payment of the proceeds of any Borrowing hereunder and to take action in its discretion in furtherance thereof.

     (b) Interest Advances shall be (i) made in one or more Borrowings by delivery to the Liquidity Provider of one or more written and completed Notices of Borrowing in substantially the form of Annex I, signed by a person purporting to be an authorized signatory of the Collateral Agent or (ii) deemed made upon the withdrawal of funds from the Cash Collateral Account as provided in the second sentence of Section 2.06 in an amount not exceeding the lesser of (x) the semi-annual installment of interest on the Class C Notes which has become due and is unpaid and (y) the Unused Commitment at the time of such Advance. Each Interest Advance shall bear interest at the Cost of Funds plus the Applicable Margin and shall be for successive Interest Periods of one day; provided that the Company may, on not less than three Business Days' prior notice, request that such Advance be for an Interest Period of one, two or three months and that such Advance be a LIBOR Advance, in which case such Advance shall be for the requested Interest Period and shall bear interest at LIBOR plus the Applicable Margin.

     (c) A Downgrade Advance shall be made in a single Borrowing by delivery to the Liquidity Provider of a written and completed Notice of Borrowing in substantially the form of Annex II, signed by a person purporting to be an authorized signatory of the Collateral Agent, in an amount equal to the Unused Commitment at such time and shall be used to fund the Cash Collateral Account in accordance with Section 3.6(c) of the Collateral Agency Agreement. Prior to the Acceleration of the Class C Notes, each Downgrade Advance, to the extent not applied as an Interest Advance in accordance with Section 2.06, shall bear interest at a rate equal to the greater of (i) a per annum rate equal to the weighted daily average of one-month LIBOR during the period such Advance (or portion thereof) is on deposit in the Cash Collateral Account and (ii) the Investment Earnings on the portion of such Advance not so applied as an Interest Advance (such Investment Earnings to be made available to the Liquidity Provider from time to time in accordance with the third sentence of Section 3.6(f) of the Collateral Agency Agreement), such rate of interest to be notified to the Company by the Liquidity Provider in accordance with Section 3.07(d).

     (d) A Non-extension Advance shall be made in a single Borrowing by delivery to the Liquidity Provider of a written and completed Notice of Borrowing in substantially the form of
Annex III, signed by a person purporting to be an authorized signatory of the Collateral Agent, in an amount equal to the Unused Commitment at such time and shall be used to fund the Cash Collateral Account in accordance with Section 3.6(d) of the
Collateral Agency Agreement.   Prior to the Acceleration of the
Class C Notes, each Non-Extension Advance, to the extent not applied as an Interest Advance in accordance with Section 2.06, shall bear interest at a rate equal to the greater of (i) a per annum rate equal to the weighted daily average of one-month LIBOR during the period such Advance (or portion thereof) is on deposit in the Cash Collateral Account and (ii) the Investment Earnings on the portion of such Advance not so applied as an Interest Advance (such Investment Earnings to be made available to the Liquidity Provider from time to time in accordance with the third sentence of Section 3.6(f) of the Collateral Agency Agreement), such rate of interest to be notified to the Company by the Liquidity Provider in accordance with Section 3.07(d).

     (e) An Acceleration Advance shall be made by the Liquidity Provider, without the necessity for delivery of a Notice of Borrowing, concurrently with the Acceleration of the Class C Notes and shall be funded by the Liquidity Provider by wire transfer of immediately available funds to the Collateral Agent for deposit in the Cash Collateral Account. The Acceleration Advance shall be in the amount of the Unused Commitment, and, unless otherwise agreed by the Liquidity Provider and the Company, shall bear interest at the Cost of Funds Rate plus the Applicable Margin and shall be for successive Interest Periods of one day.

     (f) Except as provided in Section 2.02(e), each Borrowing shall be made on notice given by the Collateral Agent to the Liquidity Provider not later than 10:30 a.m. (New York City time)
(i) on the third Business Day prior to the proposed Borrowing, if such Borrowing is a LIBOR Advance, or (ii) on the Business Day of such Borrowing, if such Borrowing is a Cost of Funds Advance. Each such notice of a Borrowing (a "Notice of Borrowing") shall be in writing in substantially the form required by the applicable provision of this Section 2.02. Upon satisfaction of the conditions precedent set forth in Section 4.02 with respect to a requested Borrowing, the Liquidity Provider shall, before 11:00 a.m. (New York City time), if a LIBOR Advance, or 2:00 p.m. (New York City time), if a Cost of Funds Advance, on the date of such Borrowing, make available by wire transfer of immediately available funds the amount of such Borrowing to the Collateral Agent at its office in Wilmington, Delaware (for credit to account number 36022-0) or to such other account as is specified in the relevant Notice of Borrowing. Each Notice of Borrowing shall be irrevocable and binding on the Company.

     (g) Upon the making of any Advance requested pursuant to a Notice of Borrowing in accordance with the Collateral Agent's payment instructions, the Liquidity Provider shall be fully discharged of its obligation hereunder with respect to such Notice of Borrowing, and the Liquidity Provider shall not thereafter be obligated to make any further Advances hereunder in respect of such Notice of Borrowing, to the Collateral Agent or to any other person (including the Company, the holder of any Class C Note or the Class C Indenture Trustee) who may have made, or who makes, to the Collateral Agent, the Class C Indenture Trustee or the Company a demand for payment with respect to any

Class C Note. By paying to the Collateral Agent proceeds of Advances requested by the Collateral Agent in accordance with the provisions of this Agreement, the Liquidity Provider makes no representation as to, and assumes no responsibility for, the correctness or sufficiency for any purpose of the amount of the Advances so made and requested.

     Section 2.03. Fees. In consideration of the Commitment provided hereby, the Company agrees to pay:

     (i) on the Effective Date directly to the Liquidity Provider a one-time fee of .40 of 1% of the Commitment; provided, however, that if the Commitment is increased as of October 15, 1996 as described in the definition of such term in Section 1.01, the Company shall pay on such date directly to the Liquidity Provider an amount in adjustment of the one-time fee equal to .40 of 1% of $493,500; and

     (ii) thereafter to the Collateral Agent for distribution to the Liquidity Provider a fee (the "Liquidity Fee"), payable in arrears on each Payment Date subsequent to the Effective Date and prior to the Termination Date and on the Termination Date, computed on a daily basis at the rate of .50 of 1% per annum on the Unused Commitment from time to time.

     Section 2.04.  Reduction or Termination of the Commitment.
     (a)  The Commitment is subject to reduction as follows:

     (i) unless the Collateral Agent shall have notified the Liquidity Provider otherwise in a Written Notice promptly after any such date, on each date on which a payment of principal is expected to be made in respect of the Class C Notes on a date set forth on Exhibit A under the heading "Payment Dates", the amount of the Commitment shall automatically be reduced, as of such Payment Date, to the amount set opposite such date on Exhibit A; and

     (ii) upon any payment of principal of the Class C Notes under the Class C Indenture other than due to an expected payment referred to in the preceding subparagraph (i), the Collateral Agent shall promptly notify the Liquidity Provider, and the Collateral Agent and the Liquidity Provider shall promptly agree on a revised Exhibit A setting forth the relevant Commitment.

     (b) Upon the making of any Provider Advance or the occurrence of the Termination Date, the Commitment shall automatically terminate, and no further Borrowing hereunder may be requested.

     Section 2.05. Repayment of Advances; Compensation. (a) Each Advance hereunder shall be due and payable by the Company when made notwithstanding that any such Advance may be for an Interest Period of more than one day and that repayment thereof prior to the expiration of such Interest Period may require payments by the Company pursuant to Section 2.05(b); provided, however, that until the Acceleration of the Class C Notes, no Provider Advance shall be due and payable by the Company until, and then only to the extent of, the application of the funds in the Cash Collateral Account as Interest Advances. Upon Acceleration of the Class C Notes, all Provider Advances, whether or not so applied as Interest Advances, shall become immediately due and payable by the Company and shall thereupon bear interest as applicable to Acceleration Advances pursuant to
Section 2.02(e).

     (b) The Company shall compensate the Liquidity Provider, upon its written request (which request shall set forth the basis for requesting such compensation and shall, absent manifest error, be final and conclusive and binding on all the parties hereto), for all reasonable losses, expenses and liabilities, but not with respect to the Applicable Margin (including, without limitation, any loss, expense or liability incurred by reason of the liquidation or reemployment of deposits or other funds required by the Liquidity Provider to fund its LIBOR Advances) which such Liquidity Provider may sustain if (i) for any reason a Borrowing of, or conversion from or into, a LIBOR Advance does not occur on a date specified therefor, or (ii) any repayment or prepayment (including any prepayment made by application of funds in accordance with the Collateral Agency Agreement) or conversion of any LIBOR Advance occurs on a date which is not the last day of an Interest Period.

     Section 2.06. Application of Provider Advances. Amounts paid in respect of a Provider Advance shall be deposited in the Cash Collateral Account, invested and withdrawn from the Cash Collateral Account as set forth in Sections 2.2 and 3.6(f) of the Collateral Agency Agreement. Amounts withdrawn from the Cash Collateral Account for the purpose of paying interest on the Class C Notes in accordance with Section 3.6(f)(i) of the Collateral Agency Agreement shall thereupon be deemed, as of the date of such withdrawal, Interest Advances for all purposes of this Agreement.

     Section 2.07. Book Entries. The Liquidity Provider shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Company resulting from Advances made from time to time and the amounts of principal and interest payable hereunder and paid from time to time in respect thereof; provided, however, that the failure by the Liquidity Provider to maintain such account or accounts shall not affect the obligations of the Company in respect of Advances. In any legal action or proceeding in respect of this Agreement, the entries made in such account or accounts shall, in the absence of manifest error or the failure by the Liquidity Provider to maintain such account or accounts, be prima facie evidence of the existence and amounts of the obligations of the Company therein recorded.

     Section 2.08. Renewal of the Commitment and Extension of the Termination Date; Non-extension Advance. The Termination Date may be extended for periods of 364 days after the then-effective Termination Date (unless this Agreement is earlier terminated in accordance with its terms) upon (i) request by the Collateral Agent by Written Notice, at least 60 days prior to the then-effective Termination Date, which notice the Collateral Agent hereby agrees to give no later than 60 days prior to each Termination Date until the Class C Notes are paid in full or the Commitment terminates, and (ii) the Liquidity Provider's agreement to so extend the Termination Date as advised by Written Notice to the Collateral Agent that the Termination Date shall be so extended. If the Liquidity Provider fails to so extend the Termination Date on or before the 30th day preceding the Termination Date, the Collateral Agent shall demand a Non-extension Advance in accordance with Section 3.6(d)(i) of the Collateral Agency Agreement, following the making of which Non-extension Advance the Commitment shall terminate.


                           ARTICLE III.
                   OBLIGATIONS OF THE COMPANY

     Section 3.01. Increased Costs. If the Liquidity Provider shall determine that any change after the Effective Date in any law or regulation or in the interpretation thereof by any court or administrative or governmental authority charged with the administration thereof shall either (i) impose, modify or deem applicable any reserve, special deposit or similar requirement against or assets held by, or deposits in or for the account of, or loans made by, the Liquidity Provider, or (ii) impose on the Liquidity Provider any other condition regarding this Agreement and (b) the result of any event referred to in the preceding clause (i) or (ii) shall be to increase the cost to the Liquidity

Provider of issuing or maintaining its Commitment, or funding or maintaining Interest Advances (which increase in cost shall be determined by the Liquidity Provider's reasonable allocation of the aggregate of such cost increases resulting from such event), then, upon demand by the Liquidity Provider, the Company shall pay, or cause to be paid, to the Liquidity Provider, from time to time as specified by the Liquidity Provider additional amounts which shall be sufficient to compensate the Liquidity Provider for such increased cost; provided, however, that before making any such demand, the Liquidity Provider agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Lending Office if the making of such a designation would avoid the need for, or reduce the amount of, such increased cost and would not, in the reasonable judgment of the Liquidity Provider, be otherwise disadvantageous to the Liquidity Provider. A certificate as to such increased cost incurred by the Liquidity Provider as a result of any event mentioned in clause (i) or (ii) above, prepared in reasonable detail and in accordance with this Section 3.01, submitted by the Liquidity Provider to the Company, shall be prima facie evidence of the amount thereof. The Liquidity Provider agrees to give the Company notice of any event referred to in this Section 3.01 which may have the effect of causing the Liquidity Provider to incur an increased cost referred to in this
Section 3.01 promptly after an appropriate officer of the Liquidity Provider becomes aware of such event; provided, however, that if the Liquidity Provider fails to give such notice 30 days after it obtains or reasonably should have obtained knowledge with respect to such an event, the Liquidity Provider shall, with respect to amounts payable pursuant to this Section
3.01 resulting from such event, be entitled to payment under this Section for amounts incurred only from and after the date 30 days prior to the date that such Liquidity Provider does give such notice.

     Section 3.02. Capital Adequacy. If the Liquidity Provider shall determine that the adoption after the Effective Date of any applicable law, rule or regulation regarding capital adequacy, or any change therein, or any change after the Effective Date in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the Liquidity Provider with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency (excluding requirements of the Federal Deposit Insurance Corporation and excluding implementation at the Federal level of the Basle Accord (to the extent contemplated by current interpretation (as of the date hereof) of regulations in respect of the Final Risk-Based Capital Guidelines of the Board of Governors of the Federal Reserve System (12 CFR Part 208, Appendix A; 12 CFR Part 225, Appendix A) and the Final Risk-Based Capital Guidelines of the Office of the Comptroller of the Currency (12 CFR Part 3, Appendix A))), has the effect of reducing the rate of return on the Liquidity Provider's capital as a consequence of its commitment hereunder, its issuance or maintenance of its Commitment, its funding Interest Advances or maintaining outstanding Interest Advances to a level below that which the Liquidity Provider could have achieved but for such adoption, change or compliance (taking into consideration the Liquidity Provider's policies with respect to capital adequacy) by an amount deemed by the Liquidity Provider to be material, then, upon demand by the Liquidity Provider, the Company shall pay to the Liquidity Provider, from time to time as specified by the Liquidity Provider amounts which shall be sufficient to compensate the Liquidity Provider for such reduction in respect of its commitment hereunder, its issuance or maintenance of its Commitment, its funding Interest Advances or maintaining outstanding Interest Advances; provided, however, that before making any such demand, the Liquidity Provider agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Lending Office if the making of such a designation would avoid the need for, or reduce the amount of, such increased cost and would not, in the reasonable judgment of the Liquidity Provider be otherwise disadvantageous to the Liquidity Provider. A certificate as to such additional amount describing the event which has the effect of reducing the rate of return on the Liquidity Provider's capital, prepared in reasonable detail and in accordance with this Section 3.02, submitted by the Liquidity Provider to the Company, shall be prima facie evidence of the amount thereof.
The Liquidity Provider agrees to give the Company notice of any event referred to in this Section 3.02 which may have the effect of reducing the rate of return on the Liquidity Provider's capital promptly after an appropriate officer of the Liquidity Provider becomes aware of such event; provided, however, that if the Liquidity Provider fails to give such notice 30 days after it obtains or reasonably should have obtained knowledge with respect to such an event, the Liquidity Provider shall, with respect to amounts payable pursuant to this Section 3.02 resulting from such event, be entitled to payment under this Section for amounts incurred only from and after the date 30 days prior to the date that such Liquidity Provider does give such notice. For the purposes of this Section 3.02, "Basle Accord" shall mean the proposals for a risk-based capital framework described by the Basle Committee on Banking Regulations and Supervisory Practices in its paper entitled "International Convergence of Capital Measurement and Capital Standards" dated July 1988, as modified and supplemented and in effect from time to time.

     Section 3.03. Payments Free of Deductions. All payments made by the Company under this Agreement shall be made free and clear of, and without reduction for or on account of, any present or future stamp or other taxes, levies, imposts, duties, charges, fees, deductions, withholdings, restrictions or conditions of any nature whatsoever now or hereafter imposed, levied, collected, withheld or assessed by the United States (or by any political subdivision or taxing authority thereof or therein) excluding income, franchise, capital, business or withholding taxes (gross or net) now or hereafter imposed on such payments or the Liquidity Provider (such non-excluded taxes being referred to herein, collectively, as "Non-excluded Taxes" and, individually, as a "Non-excluded Tax"). If any Non-excluded Taxes are required to be withheld from any amounts payable to the Liquidity Provider under this Agreement, the amounts so payable to the Liquidity Provider shall be increased to the extent necessary to yield to the Liquidity Provider (after payment of all Non-excluded Taxes) interest or any other such amounts payable under this Agreement at the rates or in the amounts specified in this Agreement. Whenever any Non-excluded Tax is payable by the Company, as promptly as possible thereafter the Company shall send the Liquidity Provider an original official receipt, if available, showing payment thereof. The Liquidity Provider agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to change the jurisdiction of its Lending Office if the making of such a change would avoid the need for, or reduce the amount of, any such additional amounts that may thereafter accrue and would not, in the reasonable judgment of the Liquidity Provider, be otherwise disadvantageous to the Liquidity Provider. From time to time upon the reasonable request of the Company, the Liquidity Provider agrees to provide to the Company two original Internal Revenue Service Forms 1001 or 4224, as appropriate, or any successor or other form prescribed by the Internal Revenue Service, certifying that the Liquidity Provider is exempt from or entitled to a reduced rate of United States withholding tax on payments pursuant to this Agreement.

     Section 3.04. Payments. The Company shall make or cause to be made each payment under this Agreement to the Collateral Agent for payment to the Liquidity Provider not later than 2:00 P.M. (New York City time) on the day when due, in lawful money of the United States of America, by wire transfer of immediately available funds to the account of Westdeutsche Landesbank Girozentrale, New York Branch, at The Chase Manhattan Bank, One Chase Manhattan Plaza, New York, New York (Account No. 920-1-060663, reference USAir). The Company shall make or cause to be made all payments hereunder from an office or payment
facility within the United States of America.   The Company
hereby authorizes the Liquidity Provider, and the Liquidity Provider hereby agrees, if and to the extent payment is not made when due hereunder, to apply any moneys received from the Collateral Agent pursuant to the Collateral Agency Agreement against any amount then owing hereunder, whether for principal, interest, fees, commissions, expenses or otherwise.

     Section 3.05. Computations. All computations of interest hereunder at LIBOR shall be made on the basis of a year of 360 days, and all other computations of interest and fees hereunder shall be made on the basis of a year of 365 days, in each case for the actual number of days elapsed (including the first day but excluding the last day).

     Section 3.06. Payment on Non-Business Days. Whenever any payment to be made hereunder shall be stated to be due on a day other than a Business Day, such payment shall be made on the next Business Day (and if so made, shall be deemed to have been made when due), and such extension of time shall in such case be included in the computation of the payment of interest due hereunder.

     Section 3.07. Interest; Application of Payments. (a) Except as provided in Section 2.02(c) and (d), the Company shall pay interest on the unpaid principal amount of each Advance at the rate provided herein. Interest on any LIBOR Advance not paid at the end of the relevant Interest Period shall be capitalized and added to the principal amount thereof in succeeding periods.

     (b) All payments received by the Liquidity Provider hereunder shall be applied first to all amounts due hereunder not described in second, third and fourth below, second to accrued interest on all Advances, whether or not any Interest Period has ended, third, to compensation in accordance with Section 2.05(b) and fourth, to reduction of the principal of all Advances then due and payable by the Company, in each case ratably.

     (c) In each case interest shall be payable in arrears on the date of each payment of any amount due hereunder, on each Payment Date and on the Termination Date (in each case excluding the date of payment); provided, however, if at any time the otherwise applicable interest rate as set forth in this Section

3.07 shall exceed the maximum rate permitted by applicable law, then any subsequent reduction in such interest rate will not reduce the rate of interest payable pursuant to this Section 3.07 below the maximum rate permitted by applicable law until the total amount of interest accrued equals the amount of interest that would have accrued if such otherwise applicable interest rate as set forth in this Section 3.07 had at all times been in effect.

     (d) The rate and amount of interest payable in accordance with the last sentence of each of Sections 2.02(c) and 2.02(d) shall be calculated by the Liquidity Provider and notified to the Company and the Collateral Agent in a Written Notice delivered to the Company in a timely manner.

     Section 3.08. Security. Under and pursuant to the Collateral Agency Agreement, the Company has pledged and granted to the Collateral Agent to secure the prompt payment of the Secured Obligations, including the Liquidity Obligations, for the security and benefit of the Liquidity Provider, the Other Liquidity Providers, the Noteholders and the Indenture Trustees, a first priority lien on, pledge of and security interest in the Collateral.


                           ARTICLE IV.

                       CONDITIONS PRECEDENT

     Section 4.01.  Conditions Precedent to Effectiveness.  This
Agreement shall become effective on and as of the first date (the
"Effective Date") on which the following conditions precedent have been satisfied:

          (a) the Liquidity Provider shall have received on or before February 16, 1996 each of the following, each dated such date (except for those documents delivered pursuant to paragraphs (v) and (vii) of this Section 4.01(a)), and each in form and substance satisfactory to the Liquidity
     Provider:

               (i) This Agreement duly executed on behalf of the Company and the Collateral Agent.

               (ii) The Collateral Agency Agreement duly executed on behalf of each of the parties thereto.

               (iii)     Counterparts (or certified copies
          thereof) of each of the Basic Documents (other than this Agreement and the Collateral Agency Agreement) which, when taken together, bear the signatures of all of the respective parties thereto and which are in full force and effect in accordance with their respective terms.

               (iv) A copy of the Offering Memorandum and a specimen copy of the Class C Notes.

               (v) Evidence that, on the Effective Date, the Class A Notes, the Class B Notes and the Class C Notes will receive long-term credit ratings from Moody's of not lower than A2, Baa1 and Ba2, respectively, and from S&P of not lower than A+, A- and BBB-, respectively.

               (vi) An executed or certified copy of each document, instrument, certificate and opinion delivered pursuant to the Class C Indenture, the Collateral Agency Agreement and the other Basic Documents (together with, in the case of each such opinion, other than the opinion of counsel for the Purchasers, a letter from the counsel rendering such opinion to the effect that the Liquidity Provider is entitled to rely on such opinion as if it were addressed to the Liquidity Provider).

               (vii) Evidence that there shall have been made and shall be in full force and effect, all filings, recordings and/or registrations, and there shall have been given or taken any notice or other similar action as may be reasonably necessary or, to the extent reasonably requested by the Liquidity Provider, reasonably advisable, in order to establish, perfect, protect and preserve the right, title and interest, remedies, powers, privileges, liens and security interests of, or for the benefit of, the Liquidity Provider created by the Basic Documents.

               (viii)    Such other documents, instruments,
          opinions and approvals (and, if requested by the Liquidity Provider, certified duplicates or executed copies thereof) as the Liquidity Provider shall have reasonably requested.

          (b) The following statements shall be true and shall be deemed to have been represented by the Company as being true on and as of the Effective Date:

               (i) The representations and warranties of the Company contained in the Purchase Agreement are true and correct on and as of the Effective Date as though made on and as of such Date; and

               (ii) No event has occurred and is continuing, or would result from the entering into of this Agreement or the making of any Advance, which constitutes a Collateral Access Event.

          (c) The Liquidity Provider shall have received payment in full of all fees and other sums required to be paid to or for the account of the Liquidity Provider on or prior to the Effective Date.

          (d) All conditions precedent to the issuance of the Notes under the Indentures shall have been or shall concurrently be satisfied, all conditions precedent to the effectiveness of the Other Liquidity Facilities shall have been or shall concurrently be satisfied, all conditions precedent to the purchase of the Notes by the Purchasers under the Purchase Agreement shall have been or shall concurrently be satisfied (unless any of such conditions precedent under the Purchase Agreement shall have been waived by the Purchasers) and the Company shall have received or shall concurrently receive the proceeds of the sale of such Notes.

          (e) The perfection and priority of the lien granted under the Collateral Agency Agreement shall be satisfactory in all respects to the Liquidity Provider.

     Section 4.02. Conditions Precedent to Borrowing. The obligation of the Liquidity Provider to make an Advance on the occasion of each Borrowing shall be subject to the conditions precedent that the Effective Date shall have occurred, on the date of such Borrowing the Collateral Agent, to the extent required by the terms of this Agreement, shall have delivered a Notice of Borrowing and the Liquidity Provider shall find that the Notice of Borrowing conforms to the terms and conditions of this Agreement and has been completed as may be required by the relevant form of the Notice of Borrowing for the type of Advances requested.

                           ARTICLE V.

                           COVENANTS

     Section 5.01. Affirmative Covenants of the Company. So long as any Advance shall remain unpaid or the Liquidity Provider shall have any Commitment hereunder or the Company shall have any obligation to pay any amount to the Liquidity Provider hereunder, the Company will, unless the Liquidity Provider shall otherwise consent in writing:

     (a) Performance of This and Other Agreements. Punctually pay or cause to be paid all amounts payable under this Agreement and the other Basic Documents and observe and perform in all material respects the conditions, covenants and requirements of this Agreement and the other Basic Documents.

     (b) Reporting Requirements. Furnish, or cause to be furnished, to the Liquidity Provider, with reasonable promptness copies of all information furnished to the Class C Indenture Trustee or the Class C Noteholders pursuant to Section 4.04 of the Class C Indenture as originally executed and such other information and data with respect to the Collateral and the transactions completed by the Basic Documents as from time to time may be reasonably requested by the Liquidity Provider.

     (c) Certain Notices. Furnish to the Liquidity Provider and the Collateral Agent (i) promptly after August 16, 1996, Written Notice as to whether or not a Registration Event has occurred, and (ii) if a Registration Event did not occur on or prior to August 16, 1996, Written Notice promptly after February 16, 1997 as to whether or not a Registration Event occurred on or prior to February 16, 1997.

     Section 5.02. Negative Covenants of the Company. So long as any Advance shall remain unpaid or the Liquidity Provider shall have any Commitment hereunder or the Company shall have any obligation to pay any amount to the Liquidity Provider hereunder, the Company will not, without the written consent of the Liquidity Provider:

     (a) Amendments. Modify, amend or supplement, or give any consent to any modification, amendment or supplement or make any waiver with respect to, any provision of the Indentures in a manner described in Section 9.01(a)(A), (B), (C) or (D) thereof.

     (b) Collateral Agent. Appoint or permit or suffer to be appointed any successor Collateral Agent without the prior written approval of the Liquidity Provider (which approval shall not be unreasonably withheld).

     Section 5.03. Covenants of the Liquidity Provider. So long as it shall have any Commitment hereunder, the Liquidity Provider will:

     (a) Change in Ratings. Immediately give Written Notice to the Company and the Collateral Agent of any change in the ratings given to any of the Liquidity Provider's outstanding debt or other securities (including (without limitation) any change in the ratings of its short-term, unsecured debt) by S&P or Moody's.

     (b) Notice of Liquidity Obligations. From time to time upon request of the Collateral Agent, inform the Collateral
Agent, by delivery of a Written Notice, of the outstanding amount of Liquidity Obligations as of the date of such Notice.

     Section 5.04. Covenant of the Collateral Agent. So long as the Liquidity Provider shall have any Commitment hereunder, the Collateral Agent will deliver to the Liquidity Provider each of the notices that this Agreement contemplates will be or may be delivered by the Collateral Agent (including, without limitation, each of the notices referred to (i) in the definition of "Commitment" in Section 1.01 and (ii) in Section 2.04(a)) promptly upon the occurrence of the relevant event referred to herein or in any such notice.


                           ARTICLE VI.

                          MISCELLANEOUS

     Section 6.01. Amendments, Etc. No amendment or waiver of any provision of this Agreement, or consent to any departure by the Company therefrom, shall in any event be effective unless the same shall be in writing and signed by the Liquidity Provider and the Collateral Agent, and, in the case of an amendment, the Company and the Collateral Agent in accordance with Section 10.1 of the Collateral Agency Agreement, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

     Section 6.02. Notices, Etc. Except as otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including fax) and mailed or delivered or sent by fax:

          if to the
          Company, at:        USAir, Inc.
                              Crystal Park Four
                              2345 Crystal Drive
                              Arlington, VA  22227

                              Attention of Treasurer
                              Telephone:  (703) 418-7000
                              Fax:  (703) 418-5936

          if to the
          Liquidity Provider, at:  Westdeutsche Landesbank
                                   Girozentrale,
                                   New York Branch
                                   1211 Avenue of the Americas
                                   New York, NY 10036

                                   Attention of Asset Based
                                   Finance
                                   Telephone:  (212) 852-6111
                                   Fax:  (212) 921-5947

          if to the
          Collateral Agent, at:    Wilmington Trust Company
                                   Rodney Square North
                                   1100 North Market Street
                                   Wilmington, DE  19890-0001

                                   Attention of Corporate Trust
                                   Administration
                                   Telephone:  (302) 651-8726
                                   Fax:  (302) 651-8882

or, as to each of the foregoing, at such other address as shall be designated by such Person in a Written Notice to the others. All such notices and communications shall be effective (i) if given by fax, when transmitted to the fax number specified as aforesaid, (ii) if given by mail, when deposited in the mails addressed as aforesaid, and (iii) if given by other means, when delivered at the address specified as aforesaid, except that Written Notices to the Liquidity Provider pursuant to the provisions of Articles II and III hereof shall not be effective until received by the Liquidity Provider.

     Section 6.03. No Waiver. No failure on the part of the Liquidity Provider to exercise, and no delay in exercising, any right under this Agreement shall operate as a waiver thereof.

     Section 6.04. Further Assurances. The Company agrees to do such further acts and things and to execute and deliver to the Liquidity Provider such additional assignments, agreements, powers and instruments as the Liquidity Provider may reasonably require or deem advisable to carry into effect the purposes of this Agreement and the other Basic Documents or to better assure and confirm unto the Liquidity Provider its rights, powers and remedies hereunder and under the other Basic Documents.

     Section 6.05. Indemnification. The Company hereby agrees to pay, assume liability for and indemnify, protect, defend, save and keep harmless the Liquidity Provider from and against any and all Expenses from time to time be imposed, incurred by or asserted against the Liquidity Provider (whether or not such is also indemnified or insured against by any other person) as a result of (A) the manufacture, purchase, acceptance or rejection of any Airframe or Engine; (B) any Aircraft (or any portion thereof) or any Engine installed on an airframe or any engine installed on an Airframe, whether or not arising out the ownership, delivery, nondelivery, storage, lease, sublease, possession, use, non-use, operation, maintenance, modification, alteration, condition, replacement, repair, substitution, sale, return or other disposition, registration, reregistration or airworthiness of an Aircraft including, without limitation, latent or other defects (whether or not discoverable), strict tort liability and any claim for patent, trademark or copyright infringement; or (C) the failure by the Company to perform or observe any covenant, condition or agreement contained herein or in any of the Basic Documents, or the falsity of any representation or warranty of the Company contained herein or in any other Basic Document; provided that, the foregoing indemnity shall not extend to any Expense to the extent attributable to (1) the failure by the Liquidity Provider to perform or observe any agreement, covenant or condition in this Collateral Agency Agreement or any other Basic Document; (2) the bad faith, wilful misconduct or negligence of the Liquidity Provider; (3) the breach of any contractual obligation by, or the falsity or inaccuracy or breach of any representation or warranty of, the Liquidity Provider; (4) other than during the continuation of any Collateral Access Event, the authorization or giving or withholding of any future amendments, supplements, waivers or consents with respect to this Agreement unless such amendments, supplements, waivers or consents (a) are requested by the Company or (b) are required pursuant to the terms of this Agreement (unless such requirements results from the actions of the Liquidity Provider); (5) except to the extent attributable to acts or events occurring prior thereto, acts or events which occur after the payment by the Company of all amounts payable by the Company pursuant hereto and pursuant to the Indentures; (6) a disposition by the Liquidity Provider of its interest in the Basic Documents other than during the continuance of a Collateral Access Event; or (7) any and all Taxes. After the Liquidity Provider receives notice of any claim or commencement of any action, suit or proceeding against it or otherwise becomes aware of any matter for which indemnification will be sought hereunder, if such party elects to make a claim hereunder, it shall notify the Company in writing within 10 days after receiving such notice or becoming so aware and the Company shall, at its election, be entitled to assume control of the defense of any such proceeding. If the Company so elects to assume control, it shall not be liable for any additional fees and expenses of counsel for the Liquidity Provider, except to the extent such counsel is retained with the prior consent of the Company unless, in the reasonable judgment of the Liquidity Provider, there exists a conflict of interest between the Company and the Liquidity Provider which requires the retention by the Liquidity Provider of separate counsel. In no event shall the Company settle any action or proceeding against the Liquidity Provider without the prior written consent of the Liquidity Provider. Failure to timely give such notice shall not waive any right to indemnification, except only to the extent of any damage or loss suffered by the Company by reason of delay in receiving such notice. Nothing in this Section 6.05 is intended to limit the obligations of the Company contained in Articles II and III.

     Section 6.06. Liability of the Liquidity Provider. (a) The Company assumes all risks of the acts or omissions of the Collateral Agent and any beneficiary or transferee of the rights of the Collateral Agent hereunder. Neither the Liquidity Provider nor any of its officers or directors shall be liable or responsible for: (i) the use which may be made of the Advances or any acts or omissions of the Collateral Agent in connection therewith; (ii) the validity, sufficiency or genuineness of documents, or of any endorsement thereon, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent or forged; (iii) making of Advances by the Liquidity Provider against delivery of a Notice of Borrowing and other documents which do not comply with the terms hereof; or (iv) any other circumstances whatsoever in making or failing to make any Advances hereunder; provided, however, that the Company shall have a claim against the Liquidity Provider, and the Liquidity Provider shall be liable to the Company, to the extent of any damages suffered by the Company which were the result of the Liquidity Provider's failure to make lawful payment hereunder after the delivery to it by the Collateral Agent of a Notice of Borrowing strictly complying with the terms and conditions hereof.

     (b) The Liquidity Provider shall not be liable or responsible in any respect for (i) any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with this Agreement or any Notice of Borrowing delivered hereunder, or
(ii) any action, inaction or omission which may be taken by it in good faith, absent willful misconduct or gross negligence (in which event the extent of the Liquidity Provider's potential liability to the Company shall be limited as set forth in the immediately preceding paragraph), in connection with this Agreement or any Notice of Borrowing. The Company further agrees that any action taken or omitted by the Liquidity Provider under or in connection with this Agreement or any Notice of Borrowing or the related Advances or documents, if done in good faith without willful misconduct or gross negligence, shall be effective against the Company as to the rights, duties and obligations of the Liquidity Provider and shall not place the Liquidity Provider under any liability to the Company.

     Section 6.07. Costs, Expenses and Taxes. The Company agrees to pay (A) on the Effective Date and on such later date or dates on which the Liquidity Provider shall make demand, all reasonable out-of-pocket costs and expenses in connection with the preparation, negotiation, execution, delivery, filing and recording of this Agreement, any other Basic Document and any other documents (including, without limitation, the Offering Memorandum) which may be delivered in connection with this Agreement, including, without limitation, the reasonable fees and expenses of outside counsel for the Liquidity Provider and (B) on demand, all reasonable costs and expenses (including reasonable counsel fees and actual disbursements) in connection with (i) any Interest or Acceleration Advance (other than normal overhead charges) and the enforcement of this Agreement, (ii) any modification or amendment of, or supplement to, this Agreement, any other Basic Document or such other documents which may be delivered in connection herewith or therewith (whether or not the same shall become effective), other than any such modification, amendment or supplement sought by the Liquidity Provider, or
(iii) any action or proceeding relating to any order, injunction or other process or decree restraining or seeking to restrain the Liquidity Provider from paying any amount hereunder. In addition, the Company shall pay any and all recording, stamp and other similar taxes and fees payable or determined to be payable in connection with the execution, delivery, filing and recording of this Agreement, any other Basic Document and such other documents, and agrees to save the Liquidity Provider harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such taxes or fees. (For the avoidance of doubt, the Company and the Liquidity Provider agree that the Company shall not be required to pay any costs or expenses of the Liquidity Provider in connection with any extension of this Agreement contemplated in
Section 2.08.)

     Section 6.08. Binding Effect; Participations. (a) This Agreement shall be binding upon and inure to the benefit of the Company, the Collateral Agent and the Liquidity Provider and their respective successors and assigns, except that neither the Liquidity Provider (except as otherwise provided in this Section 6.08) nor the Company shall have the right to assign its rights hereunder or any interest herein without the prior written consent of the other party, subject to the requirement of Section 6.08(b). The Liquidity Provider may grant participations herein or in any of its rights or security hereunder and under the other Basic Documents, including, without limitation, any instruments securing the Company's obligations hereunder, to such Persons as the Liquidity Provider may in its sole discretion select, subject to the requirements of Section 6.08(b). No such participation by the Liquidity Provider, however, will relieve the Liquidity Provider of its obligations hereunder. In connection with any participation or any proposed participation, the Liquidity Provider may disclose to the participant or the proposed participant any information that the Company is required to deliver or to disclose to the Liquidity Provider pursuant to this Agreement. Notwithstanding the foregoing, the Company's obligations hereunder and under the other Basic Documents shall not increase as a result of the grant of any participations by the Liquidity Provider in any of its interests or obligations under this Agreement, in any Advances or the other Basic Documents to any participant.

     (b) If, pursuant to subsection (a) above, the Liquidity Provider sells any participation or transfers any interest in this Agreement to any bank or other entity (each a "Transferee"), then, concurrently with the effectiveness of such transfer, the Transferee shall (i) represent to the Liquidity Provider (for the benefit of the Liquidity Provider and the Company) either (A) that it is incorporated under the laws of the United States or a state thereof or (B) that under applicable law and treaties, no taxes will be required to be withheld by the Company or the

Provider with respect to any payments to be made to such Transferee in respect of this Agreement, (ii) furnish to the Liquidity Provider and the Company either (x) a statement that it is incorporated under the laws of the United States or a state thereof or (y) if it is not so incorporated, two copies of a properly completed United States Internal Revenue Service Form 4224 or Form 1001, as appropriate, or other applicable form, certificate or document prescribed by the Internal Revenue Service certifying, in each case, such Transferee's entitlement to a complete exemption from United States federal withholding tax in respect to any and all payments to be made hereunder, and
(iii) agree (for the benefit of the Liquidity Provider and the Company) to provide the Liquidity Provider and the Company a new Form 4224 or Form 1001, as appropriate, (A) on or before the date that any such form expires or becomes obsolete or (B) after the occurrence of any event requiring a change in the most recent form previously delivered by it and prior to the immediately following due date of any payment by the Company hereunder, certifying in the case of a Form 1001 or Form 4224 that such Transferee is entitled to a complete exemption from United States federal withholding tax on payments under this Agreement. Unless the Company has received forms or other documents reasonably satisfactory to it indicating that payments hereunder are not subject to United States federal withholding tax, the Company will withhold taxes as required by law from such payments at the applicable statutory rate.

     Section 6.09. Severability. Any provision of this Agreement which is prohibited, unenforceable or not authorized in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition, unenforceability or non-authorization without invalidating the remaining provisions hereof or affecting the validity, enforceability or legality of such provision in any other jurisdiction.

     Section 6.10.  GOVERNING LAW.  THIS AGREEMENT SHALL BE
GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE
STATE OF NEW YORK.

     Section 6.11. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same Agreement.

     Section 6.12. Entirety. This Agreement and the other Basic Documents to which the Liquidity Provider is a party constitute the entire agreement of the parties hereto with respect to the subject matter hereof and supersede all prior understandings and agreements of such parties.

     Section 6.13. Headings. Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

     Section 6.14. LIQUIDITY PROVIDER'S OBLIGATION TO MAKE ADVANCES. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, THE OBLIGATIONS OF THE LIQUIDITY PROVIDER TO MAKE ADVANCES HEREUNDER, AND THE COLLATERAL AGENT'S RIGHTS TO DELIVER NOTICES OF BORROWING REQUESTING THE MAKING OF ADVANCES HEREUNDER, SHALL BE UNCONDITIONAL AND IRREVOCABLE, AND SHALL BE PAID OR PERFORMED STRICTLY IN ACCORDANCE WITH THE TERMS OF THIS AGREEMENT, NOTWITHSTANDING THE BANKRUPTCY OR INSOLVENCY OF THE COMPANY.

     Section 6.15. Exculpation of Collateral Agent. Wilmington Trust Company is executing this Agreement not in its individual capacity but solely as Collateral Agent and, as such, shall incur no personal liability in connection herewith or the transactions contemplated hereby, other than for its own wilful misconduct or gross negligence.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first set forth above.


                         USAIR, INC.


                         By:  /s/Thomas A. Fink
                              _____________________________
                         Name:   Thomas A. Fink
                         Title:  Treasurer


                         WESTDEUTSCHE LANDESBANK GIROZENTRALE,
                           NEW YORK BRANCH

                         By: ______________________________
                         Name:
                         Title:


                         By: ______________________________
                         Name:
                         Title:


                         WILMINGTON TRUST COMPANY,
                           as Collateral Agent


                         By: ______________________________
                         Name:
                         Title:

                         WESTDEUTSCHE LANDESBANK GIROZENTRALE,
                         NEW YORK BRANCH, as Liquidity Provider


                         By:  /s/Brigitte Thieme
                              _____________________________
                         Name:   Brigitte Thieme
                         Title:  Managing Director


                         By:  /s/Cordula Kraska-Hoernemann
                              _____________________________
                         Name:   Cordula Kraska-Hoernemann
                         Title:  Vice President


                         WILMINGTON TRUST COMPANY
                           as Collateral Agent


                         By: ______________________________
                              Name:
                              Title:

                         WESTDEUTSCHE LANDESBANK GIROZENTRALE,
                           NEW YORK BRANCH, as Liquidity Provider


                         By: ______________________________
                              Name:
                              Title:


                         By: ______________________________
                              Name:
                              Title:


                         WILMINGTON TRUST COMPANY,
                           as Collateral Agent


                         By:  /s/W. Chris Sponenberg
                              _____________________________
                         Name:   W. Chris Sponenberg
                         Title:  Financial Services Officer

                                                  EXHIBIT A to
                                                  Liquidity Agreement


Class C Notes
- -------------



                Expected          Required             Required
               Outstanding    Commitment Amount     Commitment Amount
                Principal     At Stated Interest    At Stated Interest
Payment Date    Balance         Rate of 6.76%         Rate of 7.26%
- ------------   -------------  ------------------    ------------------

 16-Feb-1996     65,800,000       8,813,910              9,307,410
 15-Apr-1996     65,800,000       8,813,910              9,307,410
 15-Oct-1996     64,091,695       8,585,083              9,065,770
 15-Apr-1997     63,310,089       8,480,386              8,995,212
 15-Oct-1997     62,528,483       8,375,690              8,844,654
 15-Apr-1998     61,825,038       8,281,464              8,745,152
 15-Oct-1998     61,121,592       8,187,237              8,645,649
 15-Apr-1999     60,483,975       8,101,828              8,555,458
 15-Oct-1999     59,846,357       8,016,420              8,465,267
 15-Apr-2000     59,378,807       7,953,791              8,399,132
 15-Oct-2000     58,911,258       7,891,163              8,332,997
 15-Apr-2001     58,525,578       7,839,501              8,278,443
 15-Oct-2001     57,758,388       7,736,736              8,169,924
 15 Apr-2002     57,225,009       7,665,290              8,094,478
 15-Oct-2002     56,826,801       7,611,950              8,038,151
 15-Apr-2003     55,739,180       7,466,263              7,884,307
 15-Oct-2003     55,119,329       7,383,234              7,796,629
 15-Apr-2004     52,508,400       7,033,500              7,427,313
 15-Oct-2004     50,992,135       6,830,396              7,212,838
 15-Apr-2005     48,020,840       6,432,392              6,792,548
 15-Oct-2005     44,732,727       5,991,949              6,327,444
 15 Apr-2006     41,059,200       5,499,880              5,807,824
 15-Oct-2006     36,876,094       4,939,553              5,216,124
 15-Apr-2007     33,803,087       4,527,923              4,781,447
 15-Oct-2007     29,410,382       3,939,521              4,160,099
 15-Apr-2008              0               0                      0

                                                  Annex I to
                                                  Liquidity Agreement

                 INTEREST ADVANCE NOTICE OF BORROWING

     The undersigned, a duly authorized signatory of the undersigned collateral agent (the "Collateral Agent"), HEREBY CERTIFIES to Westdeutsche Landesbank Girozentrale, New York Branch (the "Liquidity Provider"), with reference to Class C Liquidity Agreement dated as of February 15, 1996 among the Liquidity Provider, USAir, Inc. and the Collateral Agent (the "Liquidity Agreement"; the terms defined therein and not otherwise defined herein being used herein as therein defined), that:

     (1)  The Collateral Agent is the Collateral Agent under the
Collateral Agency Agreement.

     (2) The Collateral Agent is delivering this Notice of Borrowing for the making of an Interest Advance by the Liquidity Provider to be used for the payment of interest on the Class C Notes which was payable on the Payment Date that occurred five calendar days prior to the date of this Notice of Borrowing in accordance with the terms and provisions of the Class C Indenture and the Class C Notes pursuant to
Section 3.6(a) of the Collateral Agency Agreement.

     (3) The amount of the Interest Advance requested hereby (i) is $______, to be applied in respect of the payment of interest which was due and payable on the Class C Notes on such Payment Date, (ii) does not include any amount with respect to the payment of principal of, or premium on, the Class C Notes, the Class B Notes or the Class C Notes, or interest on the Class B Notes or the Class C Notes, (iii) was computed in accordance with the provisions of the Class C Notes, the Class C Indenture and the Collateral Agency Agreement (a copy of which computation is attached hereto as Schedule I), (iv) does not exceed the Unused Commitment on the date hereof, and (v) has not been and is not the subject of a prior or contemporaneous Notice of Borrowing.

     (4) Upon receipt by or on behalf of the Collateral Agent of the amount requested hereby, (a) the Collateral Agent will apply the same in accordance with the terms of the Collateral Agency Agreement, (b) no portion of such amount shall be applied by the Collateral Agent for any other purpose and (c) no portion of such amount until so applied shall be commingled with other funds held by the Collateral Agent.

     The Collateral Agent hereby acknowledges that, pursuant to the Liquidity Agreement, the making of the Interest Advance requested by this Notice of Borrowing shall automatically reduce the Unused Commitment by an amount equal to the amount of the Interest Advance made pursuant hereto as set forth in clause (i) of paragraph (3) of this Certificate and such reduction shall automatically result in corresponding reductions in the amounts available to be borrowed by a subsequent Downgrade Advance or Non-extension Advance.

     IN WITNESS WHEREOF, the Collateral Agent has executed and
delivered this Notice of Borrowing as of the _______ day of ______,
______ .

                         WILMINGTON TRUST COMPANY,
                           as Collateral Agent



                         By _____________________________
                            [Name and Title]

         SCHEDULE I TO INTEREST ADVANCE NOTICE OF BORROWING

     [Insert Copy of Computations in accordance with Interest Advance Notice of Borrowing]

                                                  Annex II to
                                                  Liquidity Agreement

                  DOWNGRADE ADVANCE NOTICE OF BORROWING

     The undersigned, a duly authorized signatory of the undersigned collateral agent (the "Collateral Agent"), HEREBY CERTIFIES to Westdeutsche Landesbank Girozentrale, New York Branch (the "Liquidity Provider"), with reference to Class C Liquidity Agreement dated as of February 15, 1996 among the Liquidity Provider, USAir, Inc. and the Collateral Agent (the "Liquidity Agreement"; the terms defined therein and not otherwise defined herein being used herein as therein defined), that:

     (1)  The Collateral Agent is the Collateral Agent under the
Collateral Agency Agreement.

     (2) The Collateral Agent is delivering this Notice of Borrowing for the making of a Downgrade Advance by the Liquidity Provider to be used for the funding of the Cash Collateral Account in accordance with
Section 3.6(c) of the Collateral Agency Agreement by reason of the short-term unsecured debt rating of the Liquidity Provider being rated by any Rating Agency at or lower than the Trigger Rating, which Advance is requested to be made on ________________, ______.

     (3) The amount of the Downgrade Advance requested hereby (i) is $___________, to be applied in respect of the funding of the Cash Collateral Account in accordance with Sections 3.6(c) and 3.6(f) of the Collateral Agency Agreement and does not exceed the Unused Commitment on the date hereof, (ii) does not include any amount with respect to the payment of the principal of, or premium on, the Class C Notes, or principal of, or interest or premium on, the Class B Notes or the Class C Notes, (iii) was computed in accordance with the provisions of the Class C Notes, the Class C Indenture and the Collateral Agency Agreement (a copy of which computation is attached hereto as Schedule I), and (iv) has not been and is not the subject of a prior or contemporaneous Notice of Borrowing under the Liquidity Agreement.

     (4) Upon receipt by or on behalf of the Collateral Agent of the amount requested hereby, (a) the Collateral Agent will deposit such amount in the Cash Collateral Account and apply the same in accordance with the terms of Section 3.6(c) of the Collateral Agency Agreement,
(b) no portion of such amount shall be applied by the Collateral Agent for any other purpose and (c) no portion of such amount until so applied shall be commingled with other funds held by the Collateral Agent.

     The Collateral Agent hereby acknowledges that, pursuant to the Liquidity Agreement, (A) the making of the Downgrade Advance requested by this Notice of Borrowing shall terminate the Commitment, and (B) following the making by the Liquidity Provider of the Downgrade Advance requested by this Notice of Borrowing, the Collateral Agent shall not be entitled to request any further Advances under the Liquidity Agreement.

     IN WITNESS WHEREOF, the Collateral Agent has executed and delivered this as of Notice of Borrowing the ____ day of _______________, ____.

                              WILMINGTON TRUST COMPANY,
                                as Collateral Agent


                              By
                                 _____________________________
                                   [Name and Title]

          SCHEDULE I TO DOWNGRADE ADVANCE NOTICE OF BORROWING

     [Insert Copy of computations in accordance with Downgrade Advance Notice of Borrowing]

                                                  Annex III to
                                                  Liquidity Agreement

                     NON-EXTENSION ADVANCE NOTICE OF BORROWING

     The undersigned, a duly authorized signatory of the undersigned collateral agent (the "Collateral Agent"), HEREBY CERTIFIES to Westdeutsche Landesbank Girozentrale, New York Branch (the "Liquidity Provider"), with reference to Class C Liquidity Agreement dated as of February 15, 1996 among the Liquidity Provider, USAir, Inc. and the Collateral Agent (the "Liquidity Agreement"; the terms defined therein and not otherwise defined herein being used herein as therein defined), that:

     (1)  The Collateral Agent is the Collateral Agent under the
Collateral Agency Agreement.

     (2) The Collateral Agent is delivering this Notice of Borrowing for the making of a Non-extension Advance by the Liquidity Provider to be used for the funding of the Cash Collateral Account in accordance with Section 3.6(d) of the Collateral Agency Agreement by reason of the failure to deliver to the Collateral Agent a Replacement Liquidity Facility in accordance with said Section 3.6(d), which Advance is requested to be made on _________________, ______.

     (3) The amount of the Non-extension Advance requested hereby (i) is $___________, to be applied in respect of the funding of the Cash Collateral Account in accordance with Sections 3.6(d) and 3.6(f) of the Collateral Agency Agreement and does not exceed the Unused Commitment on the date hereof, (ii) does not include any amount with respect to the payment of principal of, or premium on, the Class C Notes, or principal of or interest or premium on, the Class B Notes or the Class C Notes, (iii) was computed in accordance with the provisions of the Class C Notes, the Class C Indenture and the Collateral Agency Agreement (a copy of which computation is attached hereto as Schedule I), and (iv) has not been and is not the subject of a prior or contemporaneous Notice of Borrowing.

     (4) Upon receipt by or on behalf of the Collateral Agent of the amount requested hereby, (a) the Collateral Agent will deposit such amount in the Cash Collateral Account and apply the same in accordance with the terms of Section 3.6(d) of the Collateral Agency Agreement,
(b) no portion of such amount shall be applied by the Collateral Agent for any other purpose and (c) no portion of such amount until so applied shall be commingled with other funds held by the Collateral Agent.

     The Collateral Agent hereby acknowledges that, pursuant to the Liquidity Agreement, (A) the making of the Non-extension Advance requested by this Notice of Borrowing shall terminate the Commitment, and (B) following the making by the Liquidity Provider of the Non-extension Advance requested by this Notice of Borrowing, the Collateral Agent shall not be entitled to request any further Advances under the Liquidity Agreement.

     IN WITNESS WHEREOF, the Collateral Agent has executed and
delivered this Notice of Borrowing as of the ___ day of __________,
_____.


                              WILMINGTON TRUST COMPANY,
                                as Collateral Agent


                              By
                                   ___________________________
                                   [Name and Title]

         SCHEDULE I TO NON-EXTENSION ADVANCE NOTICE OF BORROWING
[Insert Copy of Computations in accordance with Non-extension Advance Notice of Borrowing]